Exhibit 4.5

WARRANT AGENT AGREEMENT

This WARRANT AGENT AGREEMENT (this “Warrant Agreement”) dated as of July [  ], 2024 (the “Issuance Date”) is between Haoxi Health Technology Limited, a Cayman Islands corporation (the “Company”), and TranShare Corporation (the “Warrant Agent”). Capitalized terms not defined herein shall have the same meaning as in the applicable form of warrant as provided in Exhibit A.

WHEREAS, pursuant to the terms of that certain Underwriting Agreement (“Underwriting Agreement”), dated July [  ], 2024, by and among the Company and EF Hutton LLC, as the representative (the “Representative”) of the underwriters set forth therein, the Company is engaged in a public offering of [  ] units (each, a “Unit,” and, collectively, the “Units”), with each Unit consisting of (i) one share of Class A Ordinary Share, par value $0.0001 per share (the “Class A Ordinary Share”) (or one pre-funded warrant to purchase one Class A Ordinary Share (the “Pre-Funded Warrant”)), (ii) one Series A warrant to purchase one Class A Ordinary Share (the “Series A Warrant”) (subject to certain adjustments as described in the Series A Warrant), and (iii) one Series B warrant to purchase such number of Class A Ordinary Share as determined on the Series B Exercise Date (as defined below), and in accordance with the terms therein (the “Series B Warrant” and together with the Pre-Funded Warrant and the Series A Warrant, the “Warrants”) at a price of $[  ] per Unit. The Pre-Funded Warrants are exercisable on issuance at an exercise price of $0.0001 per share of Class A Ordinary Shares and will not expire until exercised in full. The Series A Warrants are exercisable upon issuance and have an exercise price of $[  ] per Class A Ordinary Shares (subject to certain anti-dilution, share combination event protections, and certain adjustments as described in the Series A Warrant) and have a term of 5 years. The Series B Warrants will be exercisable following the Series B Exercise Date (as defined below), will have an exercise price of $0.0001 per Class A Ordinary Share and will have a term of 5 years. On the sixteenth (16th) Trading Day immediately following the issuance date of the Series A Warrant (the “Series B Exercise Date”), the exercise price of the Series A Warrant shall be adjusted to $[X]), or 20% of the Minimum Price pursuant to Nasdaq Listing Rule 5635(d) (which is the lower of: (i) the closing price (as reflected on Nasdaq.com) of the Common Shares on the trading day immediately preceding the signing of the Underwriting Agreement; or (ii) the average closing price of the Common Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Underwriting Agreement.), and the number of shares issuable immediately prior to such adjustment shall be adjusted to the number of shares determined by multiplying the exercise price then in effect at issuance by the number of warrant shares acquirable upon exercise of the Series A Warrant immediately prior to such adjustment and dividing the product thereof by $[X]. The number of shares issuable upon exercise of the Series B warrants shall be increased (but not decreased) to equal to the number (if positive) obtained by subtracting (I) the sum of (x) the number of shares issued at closing and (y) the number of shares issuable upon exercise in full of any Pre-funded Warrants purchased by the investors at closing, from (II) the quotient determined by dividing (x) the sum of (i) the aggregate purchase price paid by the investors at closing and (ii) the aggregate of all exercise prices paid or payable by the investors upon exercise in full of the Pre-Funded Warrants, by (y) [X]. As such, the maximum number of Class A Ordinary Share underlying the Series A Warrants and Series B Warrants would be an aggregate of approximately [   ] shares and [   ] shares, respectively.

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-1 (File No. 333-280174) (as the same may be amended from time to time, the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, and such Registration Statement was declared effective on July [  ], 2024; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in accordance with the terms set forth in this Warrant Agreement in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in this Warrant Agreement (and no implied terms or conditions).

2. Warrants.

2.1. Forms of Warrants. The Warrants shall be registered securities and shall be evidenced by a global warrant (“Global Warrant”) in the forms of Exhibit A-1, Exhibit A-2, or Exhibit A-3 to this Warrant Agreement, which shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The terms of the Global Warrant are incorporated herein by reference. If DTC subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Company may instruct the Warrant Agent to provide written instructions to DTC to deliver to the Warrant Agent for cancellation the Global Warrant, and the Company shall instruct the Warrant Agent to deliver to DTC separate certificates evidencing Warrants (“Definitive Certificates” and, together with the Global Warrant, “Warrant Certificates”) registered as requested through the DTC system.

2.2. Issuance and Registration of Warrants.

2.2.1. Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants.

2.2.2. Issuance of Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue the Global Warrant and deliver the Warrants in the DTC book-entry settlement system in accordance with written instructions delivered to the Warrant Agent by the Company. Ownership of security entitlements in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by DTC and (ii) by institutions that have accounts with DTC (each, a “Participant”).

2.2.3. Beneficial Owner; Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name that Warrant shall be registered on the Warrant Register (the “Holder”) as the absolute owner of such Warrant for purposes of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by DTC governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Warrant evidenced by the Global Warrant shall be exercised by the Holder or a Participant through the DTC system, except to the extent set forth herein or in the Global Warrant.

2.2.4. Delivery of Warrant Certificate. A Holder has the right to elect at any time or from time to time a Warrant Exchange (as defined below) pursuant to a Warrant Certificate Request Notice (as defined below). Upon written notice by a Holder to the Company and the Warrant Agent for the exchange of some or all of such Holder’s Global Warrants for a separate certificate in the form attached hereto as Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable (such separate certificate, a “Definitive Certificate”) evidencing the same number of Warrants, which request shall be in the form attached hereto as Exhibit B (a “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the surrender by the Holder to the Warrant Agent of a number of Global Warrants for the same number of Warrants evidenced by a Warrant Certificate, a “Warrant Exchange”), the Company and the Warrant Agent shall promptly effect the Warrant Exchange and the Company and the Warrant Agent shall promptly issue and deliver to the Holder a Definitive Certificate for such number of Warrants in the name set forth in the Warrant Certificate Request Notice. Such Definitive Certificate shall be dated the original issue date of the Warrants, shall be executed by facsimile by an authorized signatory of the Company, shall be in the form attached hereto as Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, and shall be reasonably acceptable in all respects to such Holder. In connection with a Warrant Exchange, the Company and the Warrant Agent agree to deliver the Definitive Certificate to the Holder within ten (10) Business Days of the Warrant Certificate Request Notice pursuant to the delivery instructions in the Warrant Certificate Request Notice (“Warrant Certificate Delivery Date”). If the Company and the Warrant Agent fail for any reason to deliver to the Holder the Definitive Certificate subject to the Warrant Certificate Request Notice by the Warrant Certificate Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares evidenced by such Definitive Certificate (based on the VWAP (as defined in the Warrants) of the Class A Ordinary Shares on the Warrant Certificate Request Notice Date), $10 per Business Day for each Business Day after such Warrant Certificate Delivery Date until such Definitive Certificate is delivered or, prior to delivery of such Warrant Certificate, the Holder rescinds such Warrant Exchange. The Company covenants and agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Definitive Certificate and, notwithstanding anything to the contrary set forth herein, the Definitive Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Warrant Certificate and the terms of this Agreement. Notwithstanding anything herein to the contrary, the Warrant Agent shall act as warrant agent with respect to any Definitive Certificate requested and issued pursuant to this section. Notwithstanding anything to the contrary contained in this Agreement, in the event of inconsistency between any provision in this Agreement and any provision in a Definitive Certificate, as it may from time to time be amended, the terms of such Definitive Certificate shall control.

A Holder of a Definitive Certificate (pursuant to a Warrant Exchange or otherwise) has the right to elect at any time or from time to time a Global Warrants Exchange (as defined below) pursuant to a Global Warrants Request Notice (as defined below). Upon written notice by a Holder to the Company and the Warrant Agent for the exchange of some or all of such Holder’s Warrants evidenced by a Definitive Certificate for a beneficial interest in Global Warrants held in book-entry form evidencing the same number of Warrants, which request shall be in the form attached hereto as Exhibit C (a “Global Warrants Request Notice” and the date of delivery of such Global Warrants Request Notice by the Holder, the “Global Warrants Request Notice Date” and the surrender upon delivery by the Holder of the Warrants evidenced by Definitive Certificates for the same number of Warrants evidenced by a beneficial interest in Global Warrants held in book-entry form, a “Global Warrants Exchange”), the Warrant Agent shall promptly effect the Global Warrants Exchange and shall promptly issue and deliver to the Holder Global Warrants for such number of Warrants in the Global Warrants Request Notice, which beneficial interest in such Global Warrants shall be delivered to the Holder pursuant to the instructions in the Global Warrants Request Notice. In connection with a Global Warrants Exchange, the Warrant Agent shall deliver the beneficial interest in such Global Warrants to the Holder within ten (10) Business Days of the Global Warrants Request Notice pursuant to the delivery instructions in the Global Warrant Request Notice (“Global Warrants Delivery Date”). If the Company fails for any reason to deliver to the Holder Global Warrants subject to the Global Warrants Request Notice by the Global Warrants Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares evidenced by such Global Warrants (based on the VWAP (as defined in the Warrants) of the Class A Ordinary Shares on the Global Warrants Request Notice Date), $10 per Business Day for each Business Day after such Global Warrants Delivery Date until such Global Warrants are delivered or, prior to delivery of such Global Warrants, the Holder rescinds such Global Warrants Exchange. The Company covenants and agrees that, upon the date of delivery of the Global Warrants Request Notice, the Holder shall be deemed to be the beneficial holder of such Global Warrants.

2.2.5. Execution. The Warrant Certificates shall be executed on behalf of the Company by any authorized officer of the Company (an “Authorized Officer”), which need not be the same authorized signatory for all of the Warrant Certificates, either manually or by facsimile signature. The Warrant Certificates shall be countersigned by an authorized signatory of the Warrant Agent, which need not be the same signatory for all of the Warrant Certificates, and no Warrant Certificate shall be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company that signed any of the Warrant Certificates ceases to be an Authorized Officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company authorized to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an Authorized Officer.

2.2.6. Registration of Transfer. At any time at or prior to the Expiration Date (as defined below), a transfer of any Warrants may be registered and any Warrant Certificate or Warrant Certificates may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates evidencing the same number of Warrants as the Warrant Certificate or Warrant Certificates surrendered. Any Holder desiring to register the transfer of Warrants or to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender to the Warrant Agent the Warrant Certificate or Warrant Certificates evidencing the Warrants the transfer of which is to be registered or that is or are to be split up, combined or exchanged and, in the case of registration of transfer, shall provide a signature guarantee. Thereupon, the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company and the Warrant Agent may require payment, by the Holder requesting a registration of transfer of Warrants or a split-up, combination or exchange of a Warrant Certificate (but, for purposes of clarity, not upon the exercise of the Warrants and issuance of Warrant Shares to the Holder), of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, split-up, combination or exchange, together with reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto.

2.2.7. Loss, Theft and Mutilation of Warrant Certificates. Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security in customary form and amount, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Warrant Agent shall, on behalf of the Company, countersign and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated. The Warrant Agent may charge the Holder an administrative fee for processing the replacement of lost Warrant Certificates. The Warrant Agent may receive compensation from the surety companies or surety agents for administrative services provided to them.

2.2.8. Proxies. The Holder of a Warrant may grant proxies or otherwise authorize any person, including the Participants and beneficial holders that may own interests through the Participants, to take any action that a Holder is entitled to take under this Agreement or the Warrants; provided, however, that at all times that Warrants are evidenced by a Global Warrant, exercise of those Warrants shall be effected on their behalf by Participants through DTC in accordance the procedures administered by DTC.

3. Terms and Exercise of Warrants.

3.1. Exercise Price. The aggregate exercise price of the Pre-funded Warrants, except for a nominal exercise price of $0.0001 per Warrant Share underlying therein, was pre-funded to the Company on or prior to the Issuance Date and, consequently, no additional consideration (other than the nominal exercise price of $0.0001 per Warrant Share) shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price under any circumstance or for any reason whatsoever, including in the event the Pre-funded Warrants shall not have been exercised. The remaining unpaid exercise price per Class A Ordinary Share under the Pre-funded Warrants shall be $0.0001, subject to adjustment hereunder. The Series A Warrants are exercisable upon issuance and have an exercise price of $[  ] per Class A Ordinary Share (subject to certain anti-dilution, share combination event protections and subject to certain adjustments as described in the Series A Warrant). The Series B Warrants will be exercisable following the Series B Exercise Date, and will have an exercise price of $0.0001 per Class A Ordinary Share. The exercise price and number of Class A Ordinary Shares issuable under the Series A Warrants are subject to adjustment and the number of Class A Ordinary Shares issuable under the Series B Warrant will be determined on the sixteenth (16th) Trading Day immediately following the issuance date of Series B Warrants, or the Series B Exercise Date, subject to a pricing floor of 20% of the Minimum Price pursuant to Nasdaq Listing Rule 5635(d) (which is the lower of: (i) the closing price (as reflected on Nasdaq.com) of the Common Shares on the trading day immediately preceding the signing of the Underwriting Agreement; or (ii) the average closing price of the Common Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Underwriting Agreement.), such that the maximum number of Class A Ordinary Share underlying the Series A Warrants and Series B Warrants would be an aggregate of approximately [  ] shares and [  ] shares, respectively.

3.2. Duration of Warrants. The Pre-Funded Warrants are exercisable on issuance at an exercise price of $0.0001 per share of Class A Ordinary Shares and will not expire until exercised in full. The Series A Warrants are exercisable upon issuance and have a term of 5 years. The Series B Warrants will be exercisable following the Series B Exercise Date and have a term of 5 years.

3.3. Exercise of Warrants.

3.3.1. Exercise. Subject to the provisions of the Global Warrant, a Holder (or a Participant or a designee of a Participant acting on behalf of a Holder) of the Pre-funded Warrants may exercise Pre-funded Warrants by delivering to the Warrant Agent, not later than [5:00 P.M]., Eastern Standard Time, on any business day a notice of exercise of the Pre-funded Warrants to be exercised (i) in the form attached to the Global Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which the Pre-funded Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) by notifying the Company that this Pre-funded Warrant is being exercised pursuant to a Cashless Exercise. All other requirements for the exercise of a Warrant shall be as set forth in the Pre-funded Warrant.

Subject to the provisions of the Global Warrant, a Holder (or a Participant or a designee of a Participant acting on behalf of a Holder) of the Series A Warrants may exercise Series A Warrants by delivering to the Warrant Agent, not later than [5:00 P.M.], Eastern Standard Time, on any business day before the Expiration Date a notice of exercise of the Series A Warrants to be exercised (i) in the form attached to the Global Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Aggregate Exercise Price in cash by wire transfer of immediately available funds or (B) by notifying the Company that this Series A Warrant is being exercised pursuant to a Cashless Exercise. All other requirements for the exercise of a Series A Warrant shall be as set forth in the Series A Warrant.

Subject to the provisions of the Global Warrant, a Holder (or a Participant or a designee of a Participant acting on behalf of a Holder) of the Series B Warrants may exercise Series B Warrants by delivering to the Warrant Agent, not later than [5:00 P.M.], Eastern Standard Time, on any business day after the Series B Exercise Date and before the Expiration Date a notice of exercise of the Series B Warrants to be exercised (i) in the form attached to the Global Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Aggregate Exercise Price in cash by wire transfer of immediately available funds or (B) by notifying the Company that this Series B Warrant is being exercised pursuant to a Cashless Exercise. All other requirements for the exercise of a Series B Warrant shall be as set forth in the Series B Warrant.

3.3.2. The Warrant Agent shall, by 5:00 p.m., New York City time, on the Trading Day following the Exercise Date of any Warrant, advise the Company, the transfer agent and registrar for the Company’s Class A Ordinary Shares, in respect of (i) the number of Warrant Shares indicated on the Notice of Exercise as issuable upon such exercise with respect to such exercised Warrants, (ii) the instructions of the Holder or Participant, as the case may be, provided to the Warrant Agent with respect to the delivery of the Warrant Shares and the number of Warrants that remain outstanding after such exercise and (iii) such other information as the Company or such transfer agent and registrar shall reasonably request. The Company shall issue the Warrant Shares in compliance with the terms of the Warrant.

3.3.3. Valid Issuance. All Warrant Shares issued by the Company upon the proper exercise of a Warrant in conformity with this Warrant Agreement shall be validly issued, fully paid and non-assessable.

3.3.4. No Fractional Exercise. Notwithstanding any provision contained in this Warrant Agreement to the contrary, no fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrant. As to any fraction of a share which the Holder would otherwise be rounded up to the next whole share.

3.3.5. No Transfer Taxes. The Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the Warrant Shares upon the exercise of Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

3.3.6. Date of Issuance. The Company will treat an exercising Holder as a beneficial owner of the Warrant Shares as of the Exercise Date, and for purposes of Regulation SHO, a holder whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC shall be deemed to have exercised its interest in this Warrant upon instructing its broker that is a DTC participant to exercise its interest in this Warrant, except that, if the Exercise Date is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the open of business on the next succeeding date on which the stock transfer books are open.

4. Adjustments of Exercise Price and Number of Warrant Shares. The Exercise Price and the number of Warrant Shares of the applicable Warrants shall be adjusted from time to time as provided in the Global Warrant.

5. Restrictive Legends; Fractional Warrants. In the event that a Warrant Certificate surrendered for transfer bears a restrictive legend, the Warrant Agent shall not register that transfer until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the Warrants must also bear a restrictive legend upon that transfer. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the transfer of or delivery of a Warrant Certificate for a fraction of a Warrant.

6. Other Provisions Relating to Rights of Holders of Warrants.

6.1. No Rights as Shareholder. Except as otherwise specifically provided herein, a Holder, solely in its capacity as a holder of Warrants, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant Agreement be construed to confer upon a Holder, solely in its capacity as the registered holder of Warrants, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of share capital, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights or rights to participate in new issues of shares, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of Warrants.

6.2. Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Class A Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7. Concerning the Warrant Agent and Other Matters.

7.1. Any instructions given to the Warrant Agent orally, as permitted by any provision of this Warrant Agreement, shall be confirmed in writing by the Company as soon as practicable. The Warrant Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 7.1.

7.2. (a) Whether or not any Warrants are exercised, for the Warrant Agent’s services as agent for the Company hereunder, the Company do not need to pay to the Warrant Agent such fees or the Warrant Agent’s out of pocket expenses in connection with this Warrant Agreement, including, without limitation, the fees and expenses of the Warrant Agent’s counsel. (b) No provision of this Warrant Agreement shall require Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Warrant Agreement or in the exercise of its rights.

7.3. As agent for the Company hereunder the Warrant Agent: (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Warrant Agent and the Company; (b) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of the Warrants or any Warrant Shares; (c) shall not be obligated to take any legal action hereunder; if, however, the Warrant Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity reasonably satisfactory to it; (d) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Warrant Agent and believed by it to be genuine and to have been signed by the proper party or parties; (e) shall not be liable or responsible for any recital or statement contained in the Registration Statement or any other documents relating thereto; (f) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Warrants, including without limitation obligations under applicable securities laws; (g) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Warrant Agent covered by this Warrant Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Warrant Agent’s duties hereunder, and the Warrant Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Warrant Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Warrant Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than five business days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted; (h) may consult with counsel satisfactory to the Warrant Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel; (i) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, or subagents, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, or subagent appointed with reasonable care by it in connection with this Warrant Agreement; (j) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and (k) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.

7.4. (a) In the absence of gross negligence or willful or illegal misconduct on its part, the Warrant Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Warrant Agreement. Anything in this Warrant Agreement to the contrary notwithstanding, in no event shall Warrant Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Warrant Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Warrant Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences. (b) In the event any question or dispute arises with respect to the proper interpretation of the Warrants or the Warrant Agent’s duties under this Warrant Agreement or the rights of the Company or of any Holder, the Warrant Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Warrant Agent and executed by the Company and each such Holder. In addition, the Warrant Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Holders and all other persons that may have an interest in the settlement.

7.5. The Company covenants to indemnify the Warrant Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Warrant Agent’s duties under this Warrant Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Warrant Agent’s gross negligence or willful misconduct.

7.6. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days after the earlier of the latest Expiration Date and the date on which no Warrants remain outstanding (the “Termination Date”). On the business day following the Termination Date, the Agent shall deliver to the Company any entitlements, if any, held by the Warrant Agent under this Warrant Agreement.

7.7. If any provision of this Warrant Agreement shall be held illegal, invalid, or unenforceable by any court, this Warrant Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties to it to the full extent permitted by applicable law.

7.8. The Company represents and warrants that: (a) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation; (b) the offer and sale of the Warrants and the execution, delivery and performance of all transactions contemplated thereby (including this Warrant Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound; (c) this Warrant Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company; (d) the Warrants will comply in all material respects with all applicable requirements of law; and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the offering of the Warrants.

7.9. In the event of inconsistency between this Warrant Agreement and the descriptions in the Warrant, as it may from time to time be amended, the terms of this Warrant shall control.

7.10. Set forth in Exhibit D hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Warrant Agreement (the “Authorized Representatives”). The Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Warrant Agreement.

7.11. Except as expressly set forth elsewhere in this Warrant Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to Haoxi Health Technology Limited, Room 801, Tower C, Floor 8, Building 103, Huizhongli, Chaoyang District, Beijing, China, or, if to the Warrant Agent, to Transhare Corporation, Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater FL 33764, or to such other address of which a party hereto has notified the other party.

7.12. (a) This Warrant Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings relating to or arising from, directly or indirectly, this Warrant Agreement may be litigated in courts located within the Borough of Manhattan in the City and State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Warrant Agreement. (b) This Warrant Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Warrant Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Warrant Agent to any affiliate of Warrant Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Warrant Agent or the Company shall not be deemed to constitute an assignment of this Warrant Agreement. (c) No provision of this Warrant Agreement may be amended, modified or waived, except in a written document signed by both parties. The Company and the Warrant Agent may amend or supplement this Warrant Agreement without the consent of any Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Holders. All other amendments and supplements shall require the vote or written consent of Holders of at least 50.1% of the then outstanding Warrants, provided that adjustments may be made to the Warrant terms and rights in accordance with Section 4 without the consent of the Holders.

7.13. Payment of Taxes. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of the applicable Warrants.

7.14. Resignation of Warrant Agent.

7.14.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company, or such shorter period of time agreed to by the Company. The Company may terminate the services of the Warrant Agent, or any successor Warrant Agent, after giving thirty (30) days’ notice in writing to the Warrant Agent or successor Warrant Agent, or such shorter period of time as agreed. If the office of the Warrant Agent becomes vacant by resignation, termination or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent, then the Warrant Agent or any Holder may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent at the Company’s cost. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent (but not including the initial Warrant Agent), whether appointed by the Company or by such court, shall be a person organized and existing under the laws of any state of the United States of America, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed, and except for executing and delivering documents as provided in the sentence that follows, the predecessor Warrant Agent shall have no further duties, obligations, responsibilities or liabilities hereunder, but shall be entitled to all rights that survive the termination of this Warrant Agreement and the resignation or removal of the Warrant Agent, including but not limited to its right to indemnity hereunder. If for any reason it becomes necessary or appropriate or at the request of the Company, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.14.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

7.14.3. Merger or Consolidation of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated or any person resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any person succeeding to the shareowner services business of the Warrant Agent or any successor Warrant Agent shall be the successor Warrant Agent under this Warrant Agreement, without any further act or deed. For purposes of this Warrant Agreement, “person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

8. Miscellaneous Provisions.

8.1. Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.

8.2. Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent designated for such purpose for inspection by any Holder. Prior to such inspection, the Warrant Agent may require any such holder to provide reasonable evidence of its interest in the Warrants.

8.3. Counterparts. This Warrant Agreement may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.4. Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9. Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “Trading Market” means NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange.

[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant Agent Agreement has been duly executed by the parties hereto as of the day and year first above written.

Haoxi Health Technology Limited

By:
Name:
Title:

Transhare Corporation

By:
Name:
Title:

EXHIBIT A-1

form of pre-funded WARRANT

EXHIBIT A-2

FORM OF SERIES A WARRANT

EXHIBIT A-3

FORM OF SERIES B WARRANT

EXHIBIT B

WARRANT CERTIFICATE REQUEST NOTICE

To: ___________ as Warrant Agent for __________ (the “Company”)

The undersigned Holder of Class A Ordinary Shares Purchase Warrants (“Warrants”) in the form of Global Warrants issued by the Company hereby elects to receive a Warrant Certificate evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Global Warrants: _____________________________

2.	Name of Holder in Warrant Certificate (if different from name of Holder of Warrants in form of Global Warrants): ________________________________

3.	Number of Warrants in name of Holder in form of Global Warrants: ___________________

4.	Number of Warrants for which Warrant Certificate shall be issued: __________________

5.	Number of Warrants in name of Holder in form of Global Warrants after issuance of Warrant Certificate, if any: ___________

6.	Warrant Certificate shall be delivered to the following address:

______________________________

______________________________

______________________________

______________________________

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Warrant Certificate, the Holder is deemed to have surrendered the number of Warrants in form of Global Warrants in the name of the Holder equal to the number of Warrants evidenced by the Warrant Certificate.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ____________________________________________________

Signature of Authorized Signatory of Investing Entity: ______________________________

Name of Authorized Signatory: ________________________________________________

Title of Authorized Signatory: _________________________________________________

Date: _______________________________________________________________

Form of Global Warrant Request Notice

GLOBAL WARRANT REQUEST NOTICE

To: Transhare Corporation, as Warrant Agent for Haoxi Health Technology Limited (the “Company”)

The undersigned Holder of Pre-funded/Series [A/B] Warrant To Purchase Common Shares (“Warrants”) in the form of Warrants Certificates issued by the Company hereby elects to receive a Global Warrant evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Warrant Certificates:

2.	Name of Holder in Global Warrant (if different from name of Holder of Warrants in form of Warrant Certificates):

3.	Number of Warrants in name of Holder in form of Warrant Certificates:

4.	Number of Warrants for which Global Warrant shall be issued:

5.	Number of Warrants in name of Holder in form of Warrant Certificates after issuance of Global Warrant, if any:

6.	Global Warrant shall be delivered to the following address:

The undersigned hereby acknowledges and agrees that, in connection with this Global Warrant Exchange and the issuance of the Global Warrant, the Holder is deemed to have surrendered the number of Warrants in form of Warrant Certificates in the name of the Holder equal to the number of Warrants evidenced by the Global Warrant.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT D

AUTHORIZED REPRESENTATIVE

Name	Title	Signature

Fan Zhen	Chief Executive Officer